                        WASSERSTEIN PERELLA & CO., INC.
                              31 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                      AND

               ALL OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK

                                       OF

                    NATIONAL CONVENIENCE STORES INCORPORATED
                                       BY

                           SHAMROCK ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                             DIAMOND SHAMROCK, INC.
                                       AT

                              $27.00 NET PER SHARE
                                      AND

                             $9.25 NET PER WARRANT

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*                                                                         *
*  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW     *
*  YORK CITY TIME, ON WEDNESDAY, DECEMBER 13, 1995, UNLESS THE OFFER IS   *
*  EXTENDED.                                                              *
*                                                                         *
***************************************************************************


To Brokers, Dealers, Commercial Banks,                         November 14, 1995
     Trust Companies and Other Nominees:

     We have been engaged to act as Dealer Manager in connection with the offer by Shamrock Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Diamond Shamrock, Inc. ("Diamond Shamrock"), to purchase (i) all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National Convenience Stores Incorporated (the "Company"), together with the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of August 31, 1995 (the "Rights Agreement"), between the Company and Boatmen's Trust Company, as Rights Agent, at the purchase price of $27.00 per Share (and the associated Right), and (ii) all outstanding Warrants to purchase Shares (the "Warrants") issued pursuant to the Warrant Agreement, dated as of March 9, 1993, between the Company and Boatmen's Trust Company, as Warrant Agent, at the purchase price of $9.25 per Warrant, in each case, net to the tendering securityholder (pre-tax) in cash without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 14, 1995 (the "Offer to Purchase"), and the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares or Warrants registered in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients for whom you hold Shares or Warrants registered in your name or in the name of your nominee or who hold Shares or Warrants registered in their own names, are copies of the following documents:
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          1. The Offer to Purchase, dated November 14, 1995;

          2. The GREEN Letter of Transmittal for your use to tender Shares and the BLUE Letter of Transmittal for your use to tender Warrants and for information of your clients (manually signed facsimile copies of the applicable Letter of Transmittal may be used to tender Shares or Warrants);

          3. A printed form of a letter which may be sent to your clients for whose accounts you hold Shares or Warrants in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. The Notices of Guaranteed Delivery to be used to accept the Offer if certificates for Shares or Warrants are not immediately available or time will not permit all required documents to reach KeyCorp Shareholder Services, Inc. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase), or if the procedures for book-entry transfer cannot be completed prior to the Expiration Date;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

          6. The Letter to Securityholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9; and

          7. A return envelope addressed to the Depositary.

     The Offer is conditioned upon, among other things (i) there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares and Warrants representing at least two-thirds of the total number of outstanding Shares of the Company on a fully diluted basis and (ii) the Rights having been redeemed by the Board of Directors of the Company. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See Section 6 of the Offer to Purchase. The Company has agreed to (a) take all action necessary to defer the Distribution Date (as defined in the Rights Agreement) to prevent the occurrence of the Distribution Date as a result of the commencement of the Offer or the consummation of the transactions contemplated by the Merger Agreement (as defined in the Offer to Purchase) and (b) redeem the Rights effective immediately prior to the Purchaser's acceptance for payment of Shares and Warrants pursuant to the Offer.

     Neither Diamond Shamrock nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares or Warrants pursuant to the Offer. However, the Purchaser will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares or Warrants to it pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letters of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 13, 1995, UNLESS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares or Warrants, and any other required documents should be sent to the Depositary and certificates representing the tendered Shares or Warrants should be delivered, or such Shares or Warrants should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letters of Transmittal and the Offer to Purchase.

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     If holders of Shares or Warrants wish to tender their Shares or Warrants, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date or if the procedures for book-entry transfer cannot be completed prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to Wasserstein Perella & Co., Inc. (the "Dealer Manager") or to MacKenzie Partners, Inc. (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed materials may be obtained by calling the Information Agent at (800) 322-2885 or from brokers, dealers, commercial banks or trust companies.

                                            Very truly yours,



                                            WASSERSTEIN PERELLA & CO., INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, DIAMOND SHAMROCK, ANY AFFILIATE OF THE PURCHASER OR DIAMOND SHAMROCK, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTERS OF TRANSMITTAL.

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